PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	December 27, 2008	December 29, 2007
Sales	$6,521	$6,476
Cost of Sales	6,503	6,161
	18	315
Operating Expenses:
Selling, general and administrative	216	215
Other charges	-	6
Operating Income (Loss)	(198)	94
Other (Income) Expense:
Interest income	(4)	(2)
Interest expense	63	53
Other, net	18	(19)
	77	32
Income (Loss) from Continuing Operations
before Income Taxes and Minority Interest	(275)	62
Income Tax Expense (Benefit)	(155)	21
Income (Loss) from Continuing Operations before Minority Interest	(120)	41
Minority Interest	(2)	-
Income (Loss) from Continuing Operations	(118)	41
Income (Loss) from Discontinued Operation, net of tax of $4 and $(3)	6	(7)
Net Income (Loss)	$(112)	$34

Weighted Average Shares Outstanding:
Class A Basic	303	279
Class B Basic	70	70
Diluted	373	355
Earnings (Loss) Per Share from Continuing Operations:
Class A Basic	$(0.32)	$0.12
Class B Basic	$(0.29)	$0.11
Diluted	$(0.32)	$0.12
Earnings (Loss) Per Share from Discontinued Operation:
Class A Basic	$0.02	$(0.02)
Class B Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)
Net Earnings (Loss) Per Share:
Class A Basic	$(0.30)	$0.10
Class B Basic	$(0.27)	$0.09
Diluted	$(0.30)	$0.10
Cash Dividends Per Share:
Class A	$0.040	$0.040
Class B	$0.036	$0.036

See accompanying Notes to Consolidated Condensed Financial Statements.

TYSON FOODS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In millions, except share and per share data)

(Unaudited)

	December 27, 2008	September 27, 2008
Assets
Current Assets:
Cash and cash equivalents	$166	$250
Accounts receivable, net	1,106	1,271
Inventories, net	2,233	2,538
Other current assets	267	143
Assets of discontinued operation held for sale	125	159
Total Current Assets	3,897	4,361
Restricted Cash	85	-
Net Property, Plant and Equipment	3,524	3,519
Goodwill	2,520	2,511
Intangible Assets	152	128
Other Assets	306	331
Total Assets	$10,484	$10,850

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$17	$8
Trade accounts payable	1,094	1,217
Other current liabilities	747	878
Total Current Liabilities	1,858	2,103
Long-Term Debt	2,997	2,888
Deferred Income Taxes	271	291
Other Liabilities	564	554
Shareholders’ Equity:
Common stock ($0.10 par value):
Class A-authorized 900 million shares, issued 322 million shares	32	32
Class B-authorized 900 million shares, issued 70 million shares	7	7
Capital in excess of par value	2,161	2,161
Retained earnings	2,879	3,006
Accumulated other comprehensive income (loss)	(58)	41
	5,021	5,247
Less treasury stock, at cost-
14 million shares at December 27, 2008,
and 15 million shares at September 27, 2008	227	233
Total Shareholders’ Equity	4,794	5,014
Total Liabilities and Shareholders’ Equity	$10,484	$10,850

See accompanying Notes to Consolidated Condensed Financial Statements.

TYSON FOODS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	December 27, 2008	December 29, 2007
Cash Flows From Operating Activities:
Net income (loss)	$(112)	$34
Depreciation and amortization	118	127
Deferred income taxes	(45)	(18)
Other, net	38	(16)
Net changes in working capital	144	59
Cash Provided by Operating Activities	143	186

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(84)	(100)
Proceeds from sale of property, plant and equipment	5	10
Proceeds from sale of investment	-	21
Change in restricted cash	(85)	-
Proceeds from sale of marketable securities	19	25
Purchases of marketable securities	(4)	(24)
Acquisitions, net of cash acquired	(52)	-
Other, net	-	(4)
Cash Used for Investing Activities	(201)	(72)

Cash Flows From Financing Activities:
Net payments on revolving credit facilities	-	(66)
Payments of debt	(41)	(11)
Proceeds from borrowings of debt	99	3
Purchases of treasury shares	(1)	(4)
Dividends	(15)	(14)
Decrease in negative book cash balances	(73)	(13)
Stock options exercised and other, net	-	2
Cash Used for Financing Activities	(31)	(103)

Effect of Exchange Rate Change on Cash	5	2

Increase (Decrease) in Cash and Cash Equivalents	(84)	13
Cash and Cash Equivalents at Beginning of Period	250	42
Cash and Cash Equivalents at End of Period	$166	$55

See accompanying Notes to Consolidated Condensed Financial Statements.

TYSON FOODS, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1:  ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated condensed financial statements have been prepared by Tyson Foods, Inc. (“the Company,” “we,” “us” or “our”). Certain information and accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. Although we believe the disclosures contained herein are adequate to make the information presented not misleading, these consolidated condensed financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our annual report on Form 10-K for the fiscal year ended September 27, 2008. Preparation of consolidated condensed financial statements requires us to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We believe the accompanying consolidated condensed financial statements contain all adjustments necessary to present fairly our financial position as of December 27, 2008, and the results of operations and cash flows for the three months ended December 27, 2008, and December 29, 2007. Results of operations and cash flows for the three months ended December 27, 2008, and December 29, 2007, are not necessarily indicative of results to be expected for the full year.

CONSOLIDATION

The consolidated financial statements include the accounts of all wholly-owned subsidiaries, as well as majority-owned subsidiaries for which we have a controlling interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

We have an investment in a joint venture, Dynamic Fuels LLC (Dynamic Fuels), in which we have a 50 percent ownership interest. Dynamic Fuels qualifies as a variable interest entity under Financial Accounting Standards Board (FASB) Interpretation No. 46R “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46R). Effective June 30, 2008, we began consolidating Dynamic Fuels since we are the primary beneficiary as defined by FIN 46R.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. This standard also requires expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. At the beginning of the first quarter fiscal 2009, we partially adopted SFAS No. 157 as allowed by FASB Staff Position (FSP) 157-2, which delayed the effective date of SFAS No. 157 for nonfinancial assets and liabilities. FSP 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarified the application of SFAS No. 157 in inactive markets, was issued in October 2008 and was effective with our adoption of SFAS No. 157. As of the beginning of the first quarter fiscal 2009, we have applied the provisions of SFAS No. 157 to our financial instruments and the impact was not material. Under FSP 157-2, we will be required to apply SFAS No. 157 to our nonfinancial assets and liabilities at the beginning of fiscal 2010. We are currently reviewing the applicability of SFAS No. 157 to our nonfinancial assets and liabilities, as well as the potential impact on our consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (SFAS No. 159). This statement provides companies with an option to report selected financial assets and liabilities, firm commitments, and nonfinancial warranty and insurance contracts at fair value on a contract-by-contract basis, with changes in fair value recognized in earnings each reporting period. When adopted at the beginning of the first quarter fiscal 2009, we did not elect the fair value option under SFAS No. 159 and, therefore, there was no impact to our consolidated financial statements.

In April 2007, the FASB issued Staff Position No. FIN 39-1, “Amendment of FASB Interpretation No. 39” (FIN 39-1), which requires entities that offset the fair value amounts recognized for derivative receivables and payables to also offset the fair value amounts recognized for the right to reclaim cash collateral with the same counterparty under a master netting agreement. We applied the provisions of FIN 39-1 to our consolidated condensed financial statements beginning in the first quarter of fiscal 2009. We did not restate the prior periods as the impact was not material.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to establish accounting and reporting standards for a noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity and should be reported as equity in the consolidated financial statements, rather than in the liability or mezzanine section between liabilities and equity. SFAS No. 160 also requires consolidated net income be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. The impact of SFAS No. 160 will not have a material impact on our current Consolidated Financial Statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008; therefore, we expect to adopt SFAS No. 160 at the beginning of fiscal 2010.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, “Business Combinations” (SFAS No. 141R). SFAS No. 141R establishes principles and requirements for how an acquirer in a business combination: 1) recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, and any noncontrolling interest in the acquiree; 2) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase; and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of a business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008; therefore, we expect to adopt SFAS No. 141R for any business combinations entered into beginning in fiscal 2010.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 establishes enhanced disclosure requirements about: 1) how and why an entity uses derivative instruments; 2) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and 3) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008; therefore, we expect to adopt SFAS No. 161 in the second quarter of fiscal 2009.

In May 2008, the FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (FSP APB 14-1). FSP APB 14-1 specifies that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The amount allocated to the equity component represents a discount to the debt, which is amortized into interest expense using the effective interest method over the life of the debt. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. Therefore, we expect to adopt the provisions of FSP APB 14-1 beginning in the first quarter of fiscal 2010. The provisions of FSP APB 14-1 are required to be applied retrospectively to all periods presented. Upon retrospective adoption, we anticipate our effective interest rate on our 3.25% Convertible Senior Notes due 2013 will range from 8.0% to 8.50%, which would result in the recognition of an approximate $90 million to $100 million discount to these notes with the offsetting after tax amount recorded to capital in excess of par value. This discount will be accreted until the maturity date at the effective interest rate, which will not materially impact fiscal 2008 interest expense, but will result in an estimated $15 million to $20 million increase to our fiscal 2009 interest expense.

NOTE 2: ACQUISITIONS

In October 2008, we acquired three vertically integrated poultry companies in southern Brazil, which included Macedo Agroindustrial, Avicola Itaiopolis and Frangobras. The aggregate purchase price was $71 million, which included $19 million of mandatory deferred payments to be made through 2011. In addition, we have $13 million of contingent purchase price based on production volumes payable through fiscal 2010. The preliminary purchase price includes $17 million allocated to Goodwill and $12 million allocated to Intangible Assets. Combined, we expect these companies will have sales of approximately $100 million in fiscal 2009.

NOTE 3: DISCONTINUED OPERATION

On June 25, 2008, we executed a letter of intent with XL Foods Inc. to sell the beef processing, cattle feed yard and fertilizer assets of Lakeside for $87 million. Lakeside was part of our Beef segment. Total working capital at closing is expected to be approximately $112 million. XL Foods will pay an additional amount for certain working capital items, including cattle inventory, fertilizer inventory and packaging assets. We will retain the remaining working capital items, including finished product inventory, accounts receivable and accounts payable. Once the transaction is complete, we expect retained working capital, including inventory, at Lakeside will be liquidated and settled over a five-month period. This transaction is denominated in Canadian Dollars, thus conversion at the closing date to US Dollars could result in amounts in US Dollars different than described above.

We estimate approximately $60 million of Beef segment goodwill relates to Lakeside. In addition, at December 27, 2008, we had $42 million of currency translation adjustment gain in accumulated comprehensive income related to the Lakeside Canadian dollar translation.

The transaction remains subject to government approvals and execution of a definitive agreement between Tyson and XL Foods. Subject to receipt of such approvals, we anticipate being ready to complete the sale during the second quarter fiscal 2009 and are reporting the Lakeside results as a discontinued operation.

The following is a summary of Lakeside’s operating results (in millions):

	Three Months Ended
	December 27, 2008	December 29, 2007
Sales	$251	$290
Pretax income (loss)	10	(10)

The carrying amounts of Lakeside’s assets held for sale include the following (in millions):

	December 27, 2008	September 27, 2008
Assets of discontinued operation held for sale:
Inventories	$60	$82
Net property, plant and equipment	65	77
Total assets of discontinued operation held for sale	$125	$159

NOTE 4: DISPOSITIONS AND OTHER CHARGES

In the first quarter of fiscal 2008, we recorded an $18 million non-operating gain as the result of a private equity firm’s purchase of a technology company in which we held a minority interest. This gain was recorded in Other Income in the Consolidated Condensed Statements of Operations.

In the first quarter of fiscal 2008, management approved plans for implementation of certain recommendations resulting from the previously announced FAST initiative, which was focused on process improvement and efficiency creation. As a result, in the first quarter of fiscal 2008, we recorded charges of $6 million related to employee termination benefits resulting from the termination of approximately 200 employees. Of these charges, approximately $2 million, $2 million, $1 million and $1 million were recorded in the Chicken, Beef, Pork and Prepared Foods segments’ Operating Income (Loss), respectively. These charges were recorded in Other Charges in the Consolidated Condensed Statements of Operations. As of December 27, 2008, all employee termination benefits had been paid. No material adjustments to the accrual are anticipated.

NOTE 5: FINANCIAL INSTRUMENTS

We purchase certain commodities, such as grains and livestock, in the course of normal operations. As part of our commodity risk management activities, we use derivative financial instruments, primarily futures and options, to reduce our exposure to various market risks related to these purchases, as well as to changes in foreign currency exchange rates. Contract terms of a financial instrument qualifying as a hedge instrument closely mirror those of the hedged item, providing a high degree of risk reduction and correlation. Contracts designated and highly effective at meeting risk reduction and correlation criteria are recorded using hedge accounting. If a derivative instrument is accounted for as a hedge, changes in the fair value of the instrument will be offset either against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of an instrument’s change in fair value is immediately recognized in earnings as a component of cost of sales. Instruments we hold as part of our risk management activities that do not meet the criteria for hedge accounting are marked to fair value with unrealized gains or losses reported currently in earnings. Changes in market value of derivatives used in our risk management activities relating to forward sales contracts are recorded in sales. Changes in market value of derivatives used in our risk management activities surrounding inventories on hand or anticipated purchases of inventories or supplies are recorded in cost of sales. We generally do not hedge anticipated transactions beyond 12 months.

We had derivative related balances of $32 million and $29 million recorded in other current assets at December 27, 2008, and September 27, 2008, respectively, and $14 million and $45 million in other current liabilities at December 27, 2008, and September 27, 2008, respectively.

Cash flow hedges: Derivative products, such as futures and options, are designated as hedges against changes in the amount of future cash flows related to commodities procurement. We do not purchase derivative products related to grain procurement in excess of our physical grain consumption requirements. Related to our grain hedges, there were $20 million of net losses recorded in accumulated other comprehensive income at December 27, 2008. These losses will be recognized within the next 12 months. Of these losses, the portion resulting from our open hedge positions was a net loss of $4 million as of December 27, 2008. Ineffectiveness related to our cash flow hedges was not significant during the three months ended December 27, 2008, and December 29, 2007.

Fair value hedges: We designate certain futures contracts as fair value hedges of firm commitments to purchase livestock for slaughter. Changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with changes in fair value of the hedged asset or liability attributable to the hedged risk (including gains or losses on firm commitments), are recorded in current period earnings. Ineffectiveness results when the change in the fair value of the hedge instrument differs from the change in fair value of the hedged item. Ineffectiveness related to fair value hedges was not significant during the three months ended December 27, 2008, and December 29, 2007.

Undesignated positions: We hold positions as part of our risk management activities, primarily futures and options for grains, energy and livestock, for which we do not apply hedge accounting, but instead mark these positions to fair value through earnings at each reporting date. We generally do not enter into undesignated positions beyond 18 months.

Related to grain and energy positions in the Chicken segment for which we did not apply hedge accounting, we recognized pretax net losses of $173 million and net gains of $31 million in cost of sales for the three months ended December 27, 2008, and December 29, 2007, respectively, which included an unrealized pretax loss on open mark-to-market futures positions of $46 million as of December 27, 2008. Included in these balances are grain positions we enter into to manage the risk of costs associated with forward sales to certain customers for which sales prices are determined under cost-plus arrangements. These unrealized positions, which do not qualify for hedge treatment, totaled losses of $69 million and $24 million at December 27, 2008, and September 27, 2008, respectively. When these positions are liquidated, we expect any realized gains or losses will be reflected in the prices of the poultry products sold. Since these derivative positions do not qualify for hedge treatment, they initially create volatility in our income statement associated with mark-to-market changes. However, once the positions are liquidated and included in the sales price to the customer, there is ultimately no income statement impact as any previous mark-to-market gains or losses are included in the prices of the poultry products.

We enter into certain forward sales of boxed beef and boxed pork and forward purchases of cattle and hogs at fixed prices. The fixed price sales contracts lock in the proceeds from a sale in the future and the fixed cattle and hog purchases lock in the cost. However, the cost of the livestock and the related boxed beef and boxed pork market prices at the time of the sale or purchase could vary from this fixed price. As we enter into fixed forward sales of boxed beef and boxed pork and forward purchases of cattle and hogs, we also enter into the appropriate number of livestock futures positions to mitigate a portion of this risk. Changes in market value of the open livestock futures positions are marked to market and reported in earnings at each reporting date, even though the economic impact of our fixed prices being above or below the market price is only realized at the time of sale or purchase. In connection with these livestock futures, we recorded realized and unrealized net gains of $11 million for the three months ended December 27, 2008, which included an unrealized pretax loss on open mark-to-market futures positions of approximately $13 million as of December 27, 2008. We recorded realized and unrealized net gains of $25 million for the three months ended December 29, 2007, related to livestock futures positions.

NOTE 6:  INVENTORIES

Processed products, livestock and supplies and other inventories are valued at the lower of cost or market. Cost includes purchased raw materials, live purchase costs, growout costs (primarily feed, contract grower pay and catch and haul costs), labor and manufacturing and production overhead related to the purchase and production of inventories. Total inventory consists of the following (in millions):

	December 27, 2008	September 27, 2008
Processed products:
Weighted-average method - chicken and prepared foods	$864	$920
First-in, first-out method - beef and pork	457	571
Livestock - first-in, first-out method	578	701
Supplies and other - weighted-average method	334	346
Total inventory, net	$2,233	$2,538

In the first quarter of fiscal 2009, we recorded a $20 million non-cash inventory adjustment for a lower-of-cost-or-market valuation allowance related to our chicken inventory. This loss was recorded in Cost of Sales in the Consolidated Condensed Statements of Operations. We expect this allowance will be realized in the second quarter of fiscal 2009.

NOTE 7:  PROPERTY, PLANT AND EQUIPMENT

The major categories of property, plant and equipment and accumulated depreciation, at cost, are as follows (in millions):

	December 27, 2008	September 27, 2008
Land	$95	$89
Buildings and leasehold improvements	2,448	2,440
Machinery and equipment	4,472	4,382
Land improvements and other	214	210
Buildings and equipment under construction	313	352
	7,542	7,473
Less accumulated depreciation	4,018	3,954
Net property, plant and equipment	$3,524	$3,519

NOTE 8:  OTHER CURRENT LIABILITIES

Other current liabilities are as follows (in millions):

	December 27, 2008	September 27, 2008
Accrued salaries, wages and benefits	$199	$259
Self-insurance reserves	228	236
Other	320	383
Total other current liabilities	$747	$878

NOTE 9:  COMMITMENTS

We guarantee debt of outside third parties, which involve a lease and grower loans, all of which are substantially collateralized by the underlying assets. Terms of the underlying debt cover periods up to nine years, and the maximum potential amount of future payments as of December 27, 2008, was $53 million. We also maintain operating leases for various types of equipment, some of which contain residual value guarantees for the market value of the underlying leased assets at the end of the term of the lease. The terms of the lease maturities cover periods up to seven years. The maximum potential amount of the residual value guarantees is $57 million, of which $21 million would be recoverable through various recourse provisions and an undeterminable recoverable amount based on the fair market value of the underlying leased assets. The likelihood of material payments under these guarantees is not considered probable. At December 27, 2008, and September 27, 2008, no material liabilities for guarantees were recorded.

NOTE 10:  LONG-TERM DEBT

The major components of long-term debt are as follows (in millions):

	Maturity	December 27, 2008	September 27, 2008

Revolving credit facility	2010	$-	$-
Accounts receivable securitization facility	2009, 2010	-	-
Senior notes (rates ranging from 7.00% to 8.25%)	2010–2028	2,401	2,400
3.25% Convertible senior notes	2013	458	458
Gulf Opportunity Zone tax-exempt bonds (1.30%
effective rate at 12/27/08)	2033	100	-
Other	Various	55	38
Total debt		3,014	2,896
Less current debt		17	8
Total long-term debt		$2,997	$2,888

Revolving Credit Facilities

We have a revolving credit facility totaling $1.0 billion that supports short-term funding needs and letters of credit. The facility expires in September 2010. At December 27, 2008, we had outstanding letters of credit totaling approximately $385 million, none of which were drawn upon, issued primarily in support of workers’ compensation insurance programs, derivative activities and Dynamic Fuels’ Gulf Opportunity Zone tax-exempt bonds. The amount available for borrowings under this facility as of December 27, 2008, was $615 million. We have agreed to pledge substantially all assets of our material domestic subsidiaries as collateral under this facility.

Accounts Receivable Securitization Facility

With an amendment effective December 17, 2008, it allows us to sell up to $600 million of trade receivables, consisting of $375 million expiring in August 2009 and a $225 million 364-day facility with an additional one-year option, which commits funding through August 2010. At December 27, 2008, our eligible receivables allowed us access to $476 million borrowing capacity.

Gulf Opportunity Zone Tax-Exempt Bonds

In October 2008, Dynamic Fuels received $100 million in Gulf Opportunity Zone tax-exempt bonds made available by the Federal government to the regions affected by Hurricanes Katrina and Rita in 2005. These floating rate bonds are due October 1, 2033, and had an initial interest rate of 1.3%. In November 2008, we entered into an interest rate swap related to these bonds to mitigate our interest rate risk on a portion of the bonds for five years. We issued a letter of credit as a guarantee for the entire bond issuance. The proceeds from the bond issuance can only be used towards the construction of the facility. Accordingly, the unused proceeds are recorded in Restricted Cash in the Consolidated Condensed Balance Sheets. We expect the unused proceeds will be used fully during calendar 2009.

Credit Ratings

On September 4, 2008, Standard & Poor’s downgraded the credit rating applicable to the senior notes due April 1, 2016 (2016 Notes) from “BBB-” to “BB.” This downgrade increased the interest rate on the 2016 Notes from 6.85% to 7.35%, effective beginning with the six month interest payment due October 1, 2008.

On November 13, 2008, Moody’s Investor Services, Inc. downgraded the credit rating from “Ba1” to “Ba3.” This downgrade increased the interest rate on the 2016 Notes from 7.35% to 7.85%, effective beginning with the six month interest payment due April 1, 2009.

Debt Covenants

Our debt agreements contain various covenants, the most restrictive of which contain a maximum allowed leverage ratio and a minimum required interest coverage ratio. Effective December 17, 2008, we amended our revolving credit facility agreement to temporarily provide less restrictive leverage and interest coverage ratios, which took effect in first quarter of fiscal 2009. We were in compliance with all covenants at December 27, 2008.

Subsequent Events

We entered into a new revolving credit facility in March 2009 totaling $1.0 billion that supports short-term funding needs and letters of credit, which replaced the revolving credit facility scheduled to expire in September 2010. Loans made under this facility will mature and the commitments thereunder will terminate in March 2012. This facility is fully and unconditionally guaranteed on a senior secured basis by substantially all of our domestic subsidiaries. The guarantors’ cash, accounts receivable, inventory and proceeds received related to these items secure our obligations under this facility. Also in March 2009, we issued $810 million of senior unsecured notes, which will mature in March 2014 (2014 Notes). The 2014 Notes carry a 10.50% interest rate, with interest payments due semi-annually on March 1 and September 1. After the original issue discount of $59 million, based on an issue price of 92.756% of face value, we received net proceeds of $751 million. With the entry into the new revolving credit facility and issuance of the 2014 Notes in March 2009, we repaid all outstanding borrowings under and terminated our Accounts Receivable Securitization facility.

Condensed Consolidating Financial Statements

Tyson Fresh Meats, Inc. (TFM), our wholly-owned subsidiary, has fully and unconditionally guaranteed the 2016 Notes. TFM and substantially all of our wholly-owned domestic subsidiaries, have fully and unconditionally guaranteed the 2014 Notes. The following financial information presents condensed consolidating financial statements, which include Tyson Foods, Inc. (TFI Parent); Tyson Fresh Meats, Inc. (TFM Parent); the other 2014 Notes' guarantor subsidiaries (Guarantors) on a combined basis; the elimination entries necessary to reflect TFM Parent and the Guarantors, which collectively represent the 2014 Notes' total guarantor subsidiaries (2014 Guarantors), on a combined basis; the 2014 Notes' non-guarantor subsidiaries (Non-Guarantors) on a combined basis; the elimination entries necessary to consolidate the TFI Parent, the 2014 Guarantors and the Non-Guarantors; and Tyson Foods, Inc. on a consolidated basis, and is provided as an alternative to providing separate financial statements for the guarantor(s). Certain prior period amounts have been recast to conform with current year presentation and to reflect the legal subsidiary ownership structure as of June 24, 2009.

Condensed Consolidating Statement of Income for three months ended December 27, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Net Sales	$2	$3,614	$2,936	$(194)	$6,356	$170	$(7)	$6,521
Cost of Sales	277	3,519	2,750	(194)	6,075	158	(7)	6,503
	(275)	95	186	-	281	12	-	18
Operating Expenses:
Selling, general and administrative	29	53	117	-	170	17	-	216
Other charges	-	-	-	-	-	-	-	-
Operating Income (Loss)	(304)	42	69	-	111	(5)	-	(198)

Other (Income) Expense:
Interest expense, net	53	4	5	-	9	(3)	-	59
Other, net	1	-	(1)	-	(1)	18	-	18
Equity in net earnings of subsidiaries	(31)	6	25	(8)	23	(2)	10	-
	23	10	29	(8)	31	13	10	77

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	(327)	32	40	8	80	(18)	(10)	(275)
Income Tax Expense (Benefit)	(202)	21	36	-	57	(10)	-	(155)
Income (Loss) from Continuing
Operations before Minority Interest	(125)	11	4	8	23	(8)	(10)	(120)
Minority Interest	-	-	-	-	-	(2)	-	(2)
Income (Loss) from Continuing Operations	(125)	11	4	8	23	(6)	(10)	(118)
Income (Loss) from Discontinued Operation	13	8	-	-	8	(15)	-	6
Net Income (Loss)	$(112)	$19	$4	$8	$31	$(21)	$(10)	$(112)

Condensed Consolidating Statement of Income for the three months ended December 29, 2007							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Net Sales	$12	$3,797	$2,745	$(190)	$6,352	$130	$(18)	$6,476
Cost of Sales	(5)	3,751	2,511	(190)	6,072	112	(18)	6,161
	17	46	234	-	280	18	-	315
Operating Expenses:
Selling, general and administrative	25	45	131	-	176	14	-	215
Other charges	1	1	4	-	5	-	-	6
Operating Income (Loss)	(9)	-	99	-	99	4	-	94

Other (Income) Expense:
Interest expense, net	48	5	4	-	9	(6)	-	51
Other, net	(13)	(5)	(1)	-	(6)	-	-	(19)
Equity in net earnings of subsidiaries	(63)	(22)	5	16	(1)	(6)	70	-
	(28)	(22)	8	16	2	(12)	70	32

Income from Continuing Operations before Income Taxes	19	22	91	(16)	97	16	(70)	62
Income Tax Expense (Benefit)	(15)	-	32	-	32	4	-	21
Income from Continuing Operations	34	22	59	(16)	65	12	(70)	41
Loss from Discontinued Operation	-	-	-	-	-	(7)	-	(7)
Net Income	$34	$22	$59	$(16)	$65	$5	$(70)	$34

Condensed Consolidating Balance Sheet as of December 27, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-		Guar-	Elimin-
	Parent	Parent	antors	ations	Subtotal	antors	ations	Total
Assets
Current Assets:
Cash and cash equivalents	$138	$-	$4	$-	$4	$24	$-	$166
Accounts receivable, net	-	244	3,764	-	4,008	117	(3,019)	1,106
Inventories, net	1	540	1,524	-	2,064	168	-	2,233
Other current assets	273	26	23	(9)	40	52	(98)	267
Assets of discontinued operation held for sale	-	-	-	-	-	125	-	125
Total Current Assets	412	810	5,315	(9)	6,116	486	(3,117)	3,897
Restricted Cash	-	-	-	-	-	85	-	85
Net Property, Plant and Equipment	41	947	2,350	-	3,297	186	-	3,524
Goodwill	-	1,502	964	-	2,466	54	-	2,520
Intangible Assets	-	46	65	-	111	41	-	152
Other Assets	150	74	49	-	123	276	(243)	306
Investment in Subsidiaries	10,286	1,746	587	(1,593)	740	284	(11,310)	-
Total Assets	$10,889	$5,125	$9,330	$(1,602)	$12,853	$1,412	$(14,670)	$10,484
Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$3	$-	$-	$-	$-	$14	$-	$17
Trade accounts payable	112	446	475	-	921	61	-	1,094
Other current liabilities	3,182	116	278	(9)	385	297	(3,117)	747
Total Current Liabilities	3,297	562	753	(9)	1,306	372	(3,117)	1,858
Long-Term Debt	2,630	250	180	-	430	117	(180)	2,997
Deferred Income Taxes	-	116	185	-	301	33	(63)	271
Other Liabilities	168	137	212	-	349	47	-	564
Shareholders’ Equity	4,794	4,060	8,000	(1,593)	10,467	843	(11,310)	4,794
Total Liabilities and Shareholders’ Equity	$10,889	$5,125	$9,330	$(1,602)	$12,853	$1,412	$(14,670)	$10,484

Condensed Consolidating Balance Sheet as of September 27, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-		Guar-	Elimin-
	Parent	Parent	antors	ations	Subtotal	antors	ations	Total
Assets
Current Assets:
Cash and cash equivalents	$140	$-	$35	$-	$35	$75	$-	$250
Accounts receivable, net	1	122	3,614	-	3,736	113	(2,579)	1,271
Inventories, net	1	724	1,640	-	2,364	173	-	2,538
Other current assets	123	55	24	(12)	67	72	(119)	143
Assets of discontinued operation held for sale	-	-	-	-	-	159	-	159
Total Current Assets	265	901	5,313	(12)	6,202	592	(2,698)	4,361
Net Property, Plant and Equipment	43	960	2,371	-	3,331	145	-	3,519
Goodwill	-	1,502	965	-	2,467	44	-	2,511
Intangible Assets	-	47	64	-	111	17	-	128
Other Assets	132	91	55	-	146	284	(231)	331
Investment in Subsidiaries	10,293	1,789	654	(1,639)	804	282	(11,379)	-
Total Assets	$10,733	$5,290	$9,422	$(1,651)	$13,061	$1,364	$(14,308)	$10,850
Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$8	$-	$-	$-	$-	$-	$-	$8
Trade accounts payable	108	486	559	-	1,045	64	-	1,217
Other current liabilities	2,804	201	282	(12)	471	301	(2,698)	878
Total Current Liabilities	2,920	687	841	(12)	1,516	365	(2,698)	2,103
Long-Term Debt	2,632	249	180	-	429	7	(180)	2,888
Deferred Income Taxes	-	129	190	-	319	23	(51)	291
Other Liabilities	167	137	190	-	327	60	-	554
Shareholders’ Equity	5,014	4,088	8,021	(1,639)	10,470	909	(11,379)	5,014
Total Liabilities and Shareholders’ Equity	$10,733	$5,290	$9,422	$(1,651)	$13,061	$1,364	$(14,308)	$10,850

Condensed Consolidating Statement of Cash Flows for the three months ended December 27, 2008							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Cash Provided by (Used for) Operating Activities	$(356)	$169	$319	$-	$488	$11	$-	$143
Cash Flows from Investing Activities:
Additions to property, plant and equipment	-	(17)	(66)	-	(83)	(1)	-	(84)
Change in restricted cash	-	-	-	-	-	(85)	-	(85)
Proceeds from sale of marketable securities, net	-	-	-	-	-	15	-	15
Acquistions, net of cash acquired	-	-	-	-	-	(52)	-	(52)
Other, net	-	-	14	-	14	(9)	-	5
Cash Provided by (Used for) Investing Activities	-	(17)	(52)	-	(69)	(132)	-	(201)
Cash Flows from Financing Activities:
Net change in debt	(6)	-	-	-	-	64	-	58
Purchase of treasury shares	(1)	-	-	-	-	-	-	(1)
Dividends	(15)	-	-	-	-	-	-	(15)
Other, net	(42)	(29)	-	-	(29)	(2)	-	(73)
Net change in intercompany balances	418	(123)	(298)	-	(421)	3	-	-
Cash Provided by (Used for) Financing Activities	354	(152)	(298)	-	(450)	65	-	(31)
Effect of Exchange Rate Change on Cash	-	-	-	-	-	5	-	5
Decrease in Cash and Cash Equivalents	(2)	-	(31)	-	(31)	(51)	-	(84)
Cash and Cash Equivalents at Beginning of Year	140	-	35	-	35	75	-	250
Cash and Cash Equivalents at End of Period	$138	$-	$4	$-	$4	$24	$-	$166

Condensed Consolidating Statement of Cash Flows for the three months ended December 29, 2007							in millions

		2014 Guarantors
						Non-
	TFI	TFM	Guar-	Elimin-	Sub-	Guar-	Elimin-
	Parent	Parent	antors	ations	total	antors	ations	Total
Cash Provided by (Used for) Operating Activities	$(115)	$107	$153	$-	$260	$41	$-	$186
Cash Flows from Investing Activities:
Additions to property, plant and equipment	-	(27)	(68)	-	(95)	(5)	-	(100)
Proceeds from sale of investment	14	7	-	-	7	-	-	21
Proceeds from sale of marketable securities, net	-	-	-	-	-	1	-	1
Other, net	-	(3)	10	-	7	(1)	-	6
Cash Provided by (Used for) Investing Activities	14	(23)	(58)	-	(81)	(5)	-	(72)
Cash Flows from Financing Activities:
Net change in debt	(70)	(5)	-	-	(5)	1	-	(74)
Purchase of treasury shares	(4)	-	-	-	-	-	-	(4)
Dividends	(14)	-	-	-	-	-	-	(14)
Other, net	-	(11)	-	-	(11)	-	-	(11)
Net change in intercompany balances	190	(68)	(93)	-	(161)	(29)	-	-
Cash Provided by (Used for) Financing Activities	102	(84)	(93)	-	(177)	(28)	-	(103)
Effect of Exchange Rate Change on Cash	-	-	-	-	-	2	-	2
Increase in Cash and Cash Equivalents	1	-	2	-	2	10	-	13
Cash and Cash Equivalents at Beginning of Year	3	-	3	-	3	36	-	42
Cash and Cash Equivalents at End of Period	$4	$-	$5	$-	$5	$46	$-	$55

NOTE 11: FAIR VALUE MEASUREMENTS

As described in Note 1: Accounting Policies, we adopted SFAS No. 157, subject to the deferral provisions of FSP No. 157-2, at the beginning of the first quarter fiscal 2009. This standard defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy prescribed by SFAS No. 157 contains three levels as follows:

Level 1 — Unadjusted quoted prices available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

●	Quoted prices for similar assets or liabilities in active markets;
●	Quoted prices for identical or similar assets in non-active markets;
●	Inputs other than quoted prices that are observable for the asset or liability; and
●	Inputs derived principally from or corroborated by other observable market data.

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The fair value hierarchy requires the use of observable market data when available. In instances where the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input significant to the fair value measurement in its entirety. Our assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability. The following table sets forth by level within the fair value hierarchy, our financial assets and liabilities accounted for at fair value on a recurring basis at December 27, 2008, according to the valuation techniques we used to determine their fair values (in millions):

	Level 1	Level 2	Level 3	Netting (a)	Total
Assets:
Commodity Derivatives	$-	$106	$-	$(74)	$32
Foreign Exchange Forward Contracts	-	1	-	(1)	-
Debt Securities	-	35	47	-	82
Deferred Compensation Assets	3	68	-	-	71
Stock Warrants	-	5	-	-	5
Total Assets	$3	$215	$47	$(75)	$190

Liabilities:
Commodity Derivatives	$-	$83	$-	$(74)	$9
Foreign Exchange Forward Contracts	-	3	-	(1)	2
Interest Rate Swaps	-	3	-	-	3
Total Liabilities	$-	$89	$-	$(75)	$14

(a) Our derivative assets and liabilities are presented in our Consolidated Condensed Balance Sheets on a net basis. We net derivative assets and liabilities, including cash collateral in accordance with FIN 39-1, when a legally enforceable master netting arrangement exists between the counterparty to a derivative contract and us. At December 27, 2008, we had posted $87 million of cash collateral and held $43 million of cash collateral with various counterparties.

The following table provides a reconciliation between the beginning and ending balance of debt securities measured at fair value on a recurring basis in the table above that used significant unobservable inputs (Level 3) (in millions):

Debt
Securities
Balance at September 27, 2008	$54
Total realized and unrealized gains (losses):
Included in earnings	-
Included in other comprehensive income (loss)	(5)
Purchases, issuances and settlements, net	(2)
Balance at December 27, 2008	$47
Total gains (losses) for the three-month period included in earnings attributable to the change in unrealized gains (losses) relating to
assets and liabilities still held as of December 27, 2008	$-

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Commodity Derivative Assets and Liabilities: Our commodity derivatives primarily include exchange-traded and over-the-counter contracts which are further described in Note 5: Financial Instruments. We record these derivatives at fair value using quoted market prices adjusted for credit and nonperformance risk and internal models that use as their basis readily observable market inputs including current and forward market prices for commodities. We classify these instruments in Level 2 as quoted market prices can be corroborated utilizing observable current and forward commodity market prices on active exchanges. Our commodity derivative assets (liabilities) are included in Other Current Assets (Liabilities) in the Consolidated Condensed Balance Sheets.

Foreign Exchange Forward Contracts: Our foreign exchange forward contracts include qualified and non-qualified hedges as well as net investment hedges. We record all of these contracts at fair value based on quoted prices and spot and forward currency prices adjusted for credit and non-performance risk. We classify all forward currency forward contracts in Level 2 as quoted prices can be corroborated based on observable market transactions of spot currency rates and forward currency prices. Unrealized gains (losses) related to our qualified foreign currency forward contracts, as well as realized and unrealized gains (losses) related to our net investment contracts, are recorded in other comprehensive income. Realized gains (losses) related to our qualified contracts and realized and unrealized gains (losses) related to our non-qualified contracts are recorded in earnings.

Debt Securities: Our investments in marketable debt securities are classified as available-for-sale and are included in Other Assets in the Consolidated Condensed Balance Sheets. These investments, which have maturities ranging up to 48 years, are reported at fair value based on pricing models and quoted market prices adjusted for credit and non-performance risk. We classify our investments in U.S. government and agency debt securities as Level 2 as fair value is generally estimated using discounted cash flow models that are primarily industry-standard models that consider various assumptions, including time value and yield curve as well as other readily available relevant economic measures. We classify certain corporate, mortgage-backed and other debt securities as Level 3 as there is limited activity or less observable inputs into proprietary valuation models, including estimated prepayment, default and recovery rates on the underlying portfolio or structured investment vehicle.

Unrealized holding gains (losses), net of tax, are excluded from earnings and reported in other comprehensive income until the security is settled or sold. On a quarterly basis, we evaluate whether losses related to our available-for-sale securities are temporary in nature. If losses are determined to be other than temporary, the loss would be recognized in earnings. We consider many factors in determining whether a loss is temporary, including the length of time and extent to which the fair value has been below cost, the financial condition and near-term prospects of the issuer and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery. For the three month periods ending December 27, 2008, and December 29, 2007, we did not recognize any other than temporary impairments.

Deferred Compensation Assets: We maintain two non-qualified deferred compensation plans for certain executives and other highly compensated employees. Investments are maintained within a trust and include money market, mutual funds and company-owned life insurance policies. We invest the cash surrender value of the company-owned life insurance policies primarily in mutual funds. The investments are recorded at fair value based on quoted market prices adjusted for credit and non-performance risk and are included in Other Assets in the Consolidated Condensed Balance Sheets. We classify the investments which have observable market prices in active markets in Level 1 as these are generally publicly-traded mutual funds. The remaining deferred compensation assets are classified in Level 2, as fair value can be corroborated based on observable market data. Realized and unrealized gains (losses) on deferred compensation are included in earnings.

Stock Warrants: In October 2008, we received eight million warrants to purchase an equivalent amount of Syntroleum Corporation common stock for one cent each in return for our entering into a letter of credit to guarantee all of the Dynamic Fuels’ Gulf Opportunity Zone tax-exempt bonds (see Note 10: Long-Term Debt) including Syntroleum Corporation’s 50 percent ownership portion. These warrants are classified as available-for-sale and expire in October 2012. We record the warrants in Other Assets in the Consolidated Condensed Balance Sheets at fair value based on quoted market prices. We classify the warrants as Level 2 as fair value can be corroborated based on observable market data. Unrealized gains (losses), net of tax, are recorded in other comprehensive income. Realized gains or losses on the sale of the securities and declines in value judged to be other than temporary would be recorded in earnings.

Interest Rate Swaps: Our interest rate swap agreement is treated as a non-qualified hedge and is recorded at fair value based on quoted LIBOR swap rates adjusted for credit and non-performance risk. We classify our interest rate swap in Level 2, as quoted LIBOR swaps can be corroborated based on observable benchmark market rates at commonly quoted intervals over the full term of the swaps. Realized and unrealized gains (losses) are recorded as a component of interest expense.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

During the three months ended December 27, 2008, we had no significant measurements of assets or liabilities at fair value (as defined in SFAS No. 157) on a nonrecurring basis subsequent to their initial recognition. As indicated in Note 1: Accounting Policies, the aspects of SFAS No. 157 for which the effective date was deferred under FSP No. 157-2 related to nonfinancial assets and liabilities measured at fair value, but recognized or disclosed at fair value on a nonrecurring basis. This deferral applies to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. We are currently reviewing the applicability of SFAS No. 157 to our nonfinancial assets and liabilities as well as the potential impact on our consolidated financial statements.

NOTE 12:  CONTINGENCIES

Listed below are certain claims made against the Company and our subsidiaries. In our opinion, we have made appropriate and adequate reserves, accruals and disclosures where necessary, and believe the probability of a material loss beyond the amounts accrued to be remote; however, the ultimate liability for these matters is uncertain, and if accruals and reserves are not adequate, an adverse outcome could have a material effect on the consolidated financial condition or results of operations. We believe we have substantial defenses to the claims made and intend to vigorously defend these cases.

In 2000, the Wage and Hour Division of the U.S. Department of Labor (DOL) conducted an industry-wide investigation of poultry producers, including us, to ascertain compliance with various wage and hour issues. As part of this investigation, the DOL inspected 14 of our processing facilities. On May 9, 2002, the DOL filed a civil complaint styled Elaine L. Chao, Secretary of Labor, United States Department of Labor v. Tyson Foods, Inc. against us in the U.S. District Court for the Northern District of Alabama. The plaintiffs allege in the complaint that we violated the overtime provisions of the federal Fair Labor Standards Act ("FLSA") at our chicken-processing facility in Blountsville, Alabama. The complaint does not contain a definite statement of what acts constituted alleged violations of the statute, although the Secretary of Labor indicated in discovery the case seeks to require us to compensate all hourly chicken processing workers for pre- and post-shift clothes changing, washing and related activities and for one of two unpaid 30-minute meal periods. The Secretary of Labor seeks unspecified back wages for all employees at the Blountsville facility for a period of two years prior to the date of the filing of the complaint, and an additional amount in unspecified liquidated damages and an injunction against future violations at that facility and all other chicken processing facilities we operate. The District Court granted the Company’s motion for partial summary judgment in part, ruling that the second meal period is appropriately characterized as non-compensable, and reserving the remaining issues for trial. The trial is presently set for February 2, 2009.

Several private lawsuits are pending against us alleging that we failed to compensate poultry plant employees for all hours worked, including overtime compensation, in violation of the FLSA. These lawsuits include M.H. Fox, et al. v. Tyson Foods, Inc. (Fox), filed on June 22, 1999, in the U.S. District Court for the Northern District of Alabama, and DeAsencio v. Tyson Foods, Inc. (DeAsencio), filed on August 22, 2000, in the U.S. District Court for the Eastern District of Pennsylvania. Each of these matters involves similar allegations that employees should be paid for the time it takes to engage in pre- and post-shift activities such as changing into and out of protective and sanitary clothing, obtaining clothing and walking to and from the changing area, work areas and break areas. The plaintiffs in these lawsuits seek or have sought to act as class representatives on behalf of all current and former employees who were allegedly not paid for time worked and seek back wages, liquidated damages, pre- and post-judgment interest, and attorneys’ fees. In Fox, the District Court denied class certification on November 16, 2006, and ordered the cases of the 10 named plaintiffs in the matter to proceed individually in the home jurisdictions of the named plaintiffs. Two of these cases (Brothers and Hatchett) were tried in November 2007 in Alabama with jury verdicts in favor of the plaintiffs. The District Court recently entered judgment in the final of these cases (Fox) after the Company made an offer of judgment to Fox, thereby avoiding trial. However, the District Court must now determine the amount of attorneys’ fees and costs to be awarded to the plaintiffs. In DeAsencio, plaintiffs appealed a jury verdict and final judgment entered in our favor on June 22, 2006, in the District Court. On September 7, 2007, the U.S. Court of Appeals for the Third Circuit reversed the jury verdict and remanded the case to the District Court for further proceedings. We sought rehearing en banc, which was denied by the Court of Appeals on October 5, 2007. The United States Supreme Court denied our petition for a writ of certiorari on June 9, 2008.

In addition to Fox and DeAsencio, additional private lawsuits were filed against us since the beginning of fiscal 2007 which allege we failed to compensate poultry plant employees for all hours worked, including overtime compensation, in violation of the FLSA. These lawsuits are Sheila Ackles, et al. v. Tyson Foods, Inc. (N. Dist. Alabama, October 23, 2006); McCluster, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, December 11, 2006); Dobbins, et al. v. Tyson Chicken, Inc., et al. (N. Dist. Alabama, December 21, 2006); Buchanan, et al. v. Tyson Chicken, Inc., et al. and Potter, et al. v. Tyson Chicken, Inc., et al. (N. Dist. Alabama, December 22, 2006); Jones, et al. v. Tyson Foods, Inc., et al., Walton, et al. v. Tyson Foods, Inc., et al. and Williams, et al. v. Tyson Foods, Inc., et al. (S. Dist. Mississippi, February 9, 2007); Balch, et al. v. Tyson Foods, Inc. (E. Dist. Oklahoma, March 1, 2007); Adams, et al. v. Tyson Foods, Inc. (W. Dist. Arkansas, March 2, 2007); Atkins, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, March 5, 2007); and Laney, et al. v. Tyson Foods, Inc. and Williams, et al. v. Tyson Foods, Inc. (M. Dist. Georgia, May 23, 2007). Similar to Fox and DeAsencio, each of these matters involves allegations employees should be paid for the time it takes to engage in pre- and post-shift activities such as changing into and out of protective and sanitary clothing, obtaining clothing and walking to and from the changing area, work areas and break areas. The plaintiffs in each of these lawsuits seek or have sought to act as class representatives on behalf of all current and former employees who were allegedly not paid for time worked and seek back wages, liquidated damages, pre- and post-judgment interest, and attorneys’ fees. On April 6, 2007, we filed a motion for transfer of the above named actions for coordinated pretrial proceedings before the Judicial Panel on Multidistrict Litigation. The motion for transfer was granted on August 17, 2007. The cases listed above and five other cases subsequently filed involving the same allegations, Armstrong, et al. v. Tyson Foods, Inc. (W. Dist. Tennessee, January 30, 2008); Maldonado, et al. v. Tyson Foods, Inc. (E. Dist. Tennessee, January 31, 2008); White, et al. v. Tyson Foods, Inc. (E. Dist. Texas, February 1, 2008); Meyer, et al. v. Tyson Foods, Inc. (W. Dist. Missouri, February 2, 2008); and Leak, et al. v. Tyson Foods, Inc. (W. Dist. North Carolina, February 6, 2008), were transferred to the U.S. District Court in the Middle District of Georgia, In re: Tyson Foods, Inc., Fair Labor Standards Act Litigation (“MDL Proceedings”). On January 2, 2008, the Judge in the MDL Proceedings issued a Joint Scheduling and Case Management Order. The Order granted Conditional Class Certification and called for notice to be given to potential putative class members via a third party administrator. The potential class members had until April 18, 2008, to “opt–in” to the class. Approximately 13,800 employees and former employees filed their consents to “opt-in” to the class. The parties are conducting discovery at eight of our facilities and our corporate headquarters in Springdale, Arkansas, through May 18, 2008. Discovery may be conducted at additional facilities in the future. On October 15, 2008, the Judge in the MDL Proceedings denied the plaintiffs’ motion for equitable tolling, which reduces the time period for which the plaintiffs may seek damages. However, in addition to the consents already obtained, the Court allowed plaintiffs to obtain corrected and reaffirmed opt-in consents that were previously filed as part of the Fox action. The deadline for filing these consents was December 31, 2008, and according to the third party administrator, approximately 4,000 reaffirmed consents were filed, some or all of which may be in addition to the approximately 13,800 consents filed previously.

We have pending ten separate wage and hour actions involving TFM’s plants located in Lexington, Nebraska (Lopez, et al. v. Tyson Foods, Inc., District of Nebraska, June 30, 2006), Garden City and Emporia, Kansas (Garcia, et al. v. Tyson Foods, Inc., Tyson Fresh Meats, Inc., District of Kansas, May 15, 2006), Storm Lake, Iowa (Sharp, et al. v. Tyson Foods, Inc., (N.D. Iowa, February 6, 2007), Columbus Junction, Iowa (Robinson, et al. v. Tyson Foods, Inc., d/b/a Tyson Fresh Meats, Inc., S.D. Iowa, September 12, 2007) , Joslin, Illinois (Murray, et al. v. Tyson Foods, Inc., C.D. Illinois, January 2, 2008), Dakota City, Nebraska (Gomez, et al. v. Tyson Foods, Inc., District of Nebraska, January 16, 2008), Madison, Nebraska (Acosta, et al. v Tyson Foods, Inc. d.b.a Tyson Fresh Meats, Inc., District of Nebraska, February 29, 2008), Perry and Waterloo, Iowa (Edwards, et al. v. Tyson Foods, Inc. d.b.a Tyson Fresh Meats, Inc., S.D. Iowa, March 20, 2008); Council Bluffs, Iowa (Salazar, et al. v. Tyson Foods, Inc. d.b.a. Tyson Fresh Meats, Inc., S.D. Iowa, April 29, 2008; and Logansport, Indiana (Carter, et al. v. Tyson Foods, Inc. and Tyson Fresh Meats, Inc., N.D. Indiana, April 29, 2008); and Goodlettsville, Tennessee (Cunningham v. Tyson Fresh Meats, Inc., M.D. Tennessee, May 22, 2008). A similar wage and hour action involving TFM's Goodlettsville, Tennessee plant (Cunningham v. Tyson Fresh Meats, Inc., M.D. Tennessee, May 22, 2008), was settled. The pending ten actions allege TFM failed to pay employees for all hours worked, including overtime compensation for the time it takes to change into protective work uniforms, safety equipment and other sanitary and protective clothing worn by employees, and for walking to and from the changing area, work areas and break areas in violation of the FLSA and analogous state laws. The plaintiffs seek back wages, liquidated damages, pre- and post-judgment interest, attorneys’ fees and costs. TFM filed a motion for partial summary judgment in Garcia, based upon an injunction entered in Reich v. IBP, which outlined the types of activities at issue here that are compensable. The District Court of Kansas denied the motion, and TFM appealed to the Tenth Circuit Court of Appeals, arguing that the District Court’s ruling had the effect of improperly modifying the injunction. On July 23, 2008, Tyson filed a motion to transfer the pending actions to the District of Kansas for consolidated pretrial proceedings. On October 9, 2008, the motion to transfer was denied by the Judicial Panel on Multidistrict Litigation. The effect of this order was that the stays previously entered in the individual actions were lifted and each case has resumed and is proceeding in its original jurisdiction.

On June 19, 2005, the Attorney General and the Secretary of the Environment of the State of Oklahoma filed a complaint in the U.S. District Court for the Northern District of Oklahoma against us, three of our subsidiaries and six other poultry integrators. This complaint was subsequently amended. As amended, the complaint asserts a number of state and federal causes of action including, but not limited to, counts under Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), Resource Conservation and Recovery Act (“RCRA”), and state-law public nuisance theories. The amended complaint asserts that defendants and certain contract growers who are not named in the complaint polluted the surface waters, groundwater and associated drinking water supplies of the Illinois River Watershed ("IRW") through the land application of poultry litter. Oklahoma asserts that this alleged pollution has also caused extensive injury to the environment (including soils and sediments) of the IRW and that the defendants have been unjustly enriched. Oklahoma's claims cover the entire IRW, which encompasses more than one million acres of land and the natural resources (including lakes and waterways) contained therein. Oklahoma seeks wide-ranging relief, including injunctive relief, compensatory damages in excess of $800 million, an unspecified amount in punitive damages and attorneys' fees. We and the other defendants have denied liability, asserted various defenses, and filed a third-party complaint that asserts claims against other persons and entities whose activities may have contributed to the pollution alleged in the amended complaint. The district court has stayed proceedings on the third party complaint pending resolution of Oklahoma's claims against the defendants. On November 14, 2007, Oklahoma filed a motion under RCRA requesting a preliminary injunction to halt the land application of poultry litter in the IRW. Oklahoma's motion for a preliminary injunction asserted that bacteria from poultry litter are causing an imminent and substantial endangerment to human health and the environment throughout the IRW. A multi-week evidentiary hearing on the preliminary injunction was completed on March 6, 2008. On September 29, 2008, the court entered an order denying the preliminary injunction. On October 17, 2008, Oklahoma filed a notice of appeal of the district court’s denial of the preliminary injunction in the United States Court of Appeals for the Tenth Circuit. Oral arguments in this appeal are scheduled for March 11, 2009. On October 31, 2008, the defendants filed a motion to dismiss for failure to join the Cherokee Nation as a required party or, in the alternative, for judgment as a matter of law based on the plaintiffs' lack of standing. Discovery in Oklahoma's case against defendants is ongoing. Trial is currently scheduled for September 2009.

NOTE 13: PENSIONS AND OTHER POSTRETIREMENT BENEFITS

Components of net periodic benefit cost for the pension and other postretirement benefit plans recognized in the Consolidated Condensed Statements of Operations were as follows (in millions):

	Pension Benefits				Other Postretirement
	Qualified		Non-Qualified		Benefits
	Three Months Ended		Three Months Ended		Three Months Ended
	Dec. 27	Dec. 29	Dec. 27	Dec. 29	Dec. 27	Dec. 29
	2008	2007	2008	2007	2008	2007
Service cost	$-	$-	$1	$1	$-	$-
Interest cost	1	2	1	-	1	1
Expected return on plan assets	(2)	(2)	-	-	-	-
Net periodic benefit cost	$(1)	$-	$2	$1	$1	$1

NOTE 14: INCOME TAXES

The effective tax rate for continuing operations was 56.4% and 33.9% for the first quarter of fiscal years 2009 and 2008, respectively. The first quarter effective tax rate was computed based upon the estimated annual effective tax rate. The estimated annual rate anticipates full year pretax income, resulting in a variation in the customary relationship between the first quarter income tax benefit and the pretax loss. The effective rate for the first quarter of fiscal 2009 was impacted by such items as state income taxes, Domestic Production Deduction, general business credits, certain nondeductible and nontaxable items, and state and foreign valuation allowances.

At the beginning of fiscal 2009, our unrecognized tax benefits were $220 million, and the amount of unrecognized tax benefits, if recognized, that would affect our effective tax rate was $73 million. There was no material change during the first quarter of fiscal 2009 related to these amounts.

We classify interest and penalties on unrecognized tax benefits as income tax expense. At the beginning of fiscal 2009, before tax benefits, we had $67 million of accrued interest and penalties on unrecognized tax benefits. There was no material change during the first quarter of fiscal 2009.

As of the beginning of fiscal 2009, we are subject to income tax examinations for U.S. federal income taxes for fiscal years 1998 through 2007, and for foreign, state and local income taxes for fiscal years 2001 through 2007. Within the next twelve months, tax audit resolutions could potentially reduce unrecognized tax benefits by approximately $30 million, either because tax positions are sustained on audit or because we agree to their disallowance.

NOTE 15:  EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted earnings (loss) per share (in millions, except per share data):

	Three Months Ended
	December 27, 2008	December 29, 2007

Numerator:
Income (loss) from continuing operations	$(118)	$41
Less Dividends:
Class A ($0.040/share)	12	11
Class B ($0.036/share)	3	3
Undistributed earnings (losses)	$(133)	$27

Class A undistributed earnings (losses)	(110)	22
Class B undistributed earnings (losses)	(23)	5
Total undistributed earnings (losses)	$(133)	$27

Denominator:
Denominator for basic earnings (loss) per share:
Class A weighted average shares	303	279
Class B weighted average shares, and shares under
if-converted method for diluted earnings per share	70	70
Effect of dilutive securities:
Stock options and restricted stock	-	6
Denominator for diluted earnings (loss) per share –
adjusted weighted average shares and assumed conversions	373	355

Earnings (Loss) Per Share from Continuing Operations:
Class A Basic	$(0.32)	$0.12
Class B Basic	$(0.29)	$0.11
Diluted	$(0.32)	$0.12
Net Earnings (Loss) Per Share:
Class A Basic	$(0.30)	$0.10
Class B Basic	$(0.27)	$0.09
Diluted	$(0.30)	$0.10

Approximately 24 million and 10 million of our option shares were antidilutive at December 27, 2008, and December 29, 2007, respectively, and were not included in the dilutive earnings per share calculation.

We have two classes of capital stock, Class A stock and Class B stock. Cash dividends cannot be paid to holders of Class B stock unless they are simultaneously paid to holders of Class A stock. The per share amount of cash dividends paid to holders of Class B stock cannot exceed 90% of the cash dividend paid to holders of Class A stock.

We allocate undistributed earnings (losses) based upon a 1 to 0.9 ratio per share of Class A stock and Class B stock, respectively. We allocate undistributed earnings (losses) based on this ratio due to historical dividend patterns, voting control of Class B shareholders and contractual limitations of dividends to Class B stock.

NOTE 16:  COMPREHENSIVE INCOME (LOSS)

The components of comprehensive income (loss) are as follows (in millions):

	Three Months Ended
	December 27, 2008	December 29, 2007
Net income (loss)	$(112)	$34
Other comprehensive income (loss), net of tax:
Currency translation adjustment	(77)	5
Postretirement benefits reserves adjustments	(5)	(1)
Unrealized loss on investments	(3)	-
Unrealized loss on stock warrants	(4)	-
Net hedging unrealized gain (loss)	(19)	7
Net hedging unrealized (gain) loss reclassified to cost of sales	9	(1)
Total comprehensive income (loss)	$(211)	$44

The related tax effects allocated to the components of comprehensive income (loss) are as follows (in millions):

	Three Months Ended
	December 27, 2008	December 29, 2007
Income tax expense (benefit):
Postretirement benefits reserves adjustments	$5	$1
Unrealized loss on investments	(1)	-
Net hedging unrealized gain (loss)	(13)	4
Net hedging unrealized (gain) loss reclassified to cost of sales	6	-
Total income tax expense (benefit)	$(3)	$5

NOTE 17:  SEGMENT REPORTING

We operate in four segments: Chicken, Beef, Pork and Prepared Foods. We measure segment profit as operating income (loss).

Chicken: Chicken operations include breeding and raising chickens, as well as processing live chickens into fresh, frozen and value-added chicken products and logistics operations to move products through the supply chain. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. It also includes sales from allied products and our chicken breeding stock subsidiary.

Beef: Beef operations include processing live fed cattle and fabricating dressed beef carcasses into primal and sub-primal meat cuts and case-ready products. This segment also includes sales from allied products such as hides and variety meats, as well as logistics operations to move products through the supply chain. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. Allied products are marketed to manufacturers of pharmaceuticals and technical products.

Pork: Pork operations include processing live market hogs and fabricating pork carcasses into primal and sub-primal cuts and case-ready products. This segment also includes our live swine group, related allied product processing activities and logistics operations to move products through the supply chain. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world. We sell allied products to pharmaceutical and technical products manufacturers, as well as a limited number of live swine to pork processors.

Prepared Foods:  Prepared Foods operations include manufacturing and marketing frozen and refrigerated food products and logistics operations to move products through the supply chain. Products include pepperoni, bacon, beef and pork pizza toppings, pizza crusts, flour and corn tortilla products, appetizers, prepared meals, ethnic foods, soups, sauces, side dishes, meat dishes and processed meats. Products are marketed domestically to food retailers, foodservice distributors, restaurant operators and noncommercial foodservice establishments such as schools, hotel chains, healthcare facilities, the military and other food processors, as well as to international markets throughout the world.

Information on segments and a reconciliation to income from continuing operations before income taxes and minority interest are as follows, (in millions):

	Three Months Ended
	December 27, 2008	December 29, 2007
Sales:
Chicken	$2,234	$2,102
Beef	2,663	2,861
Pork	878	836
Prepared Foods	746	677
Total Sales	$6,521	$6,476

Operating Income (Loss):
Chicken	$(286)	$48
Beef	-	(68)
Pork	55	79
Prepared Foods	35	35
Other	(2)	-
Total Operating Income (Loss)	(198)	94

Other Expense	77	32

Income (Loss) from Continuing Operations before
Income Taxes and Minority Interest	$(275)	$62

The Beef segment had sales of $35 million and $28 million in the first quarter of fiscal years 2009 and 2008, respectively, from transactions with other operating segments. The Pork segment had sales of $125 million and $121 million in the first quarter of fiscal years 2009 and 2008, respectively, from transactions with other operating segments. The aforementioned sales from intersegment transactions, which were at market prices, were excluded from the segment sales in the above table.